EXHIBIT 23.2

BEFUMO & SCHAEFFER PLLC
A PROFESSIONAL FIRM WITH LAWYER AND NON - LAWYER PARTNERS

1629  K  Street  NW  Suite  300  |  Washington ,  DC  20006 |  Ph :  202 - 669 - 0619  |  Fax :  202 - 478 - 2900

July 14, 2014

TO:	Board of Directors First Fixtures, Inc. 112 North Curry Street Carson City, Nevada 89703

RE:	Common Stock of First Fixtures, Inc. Registered on Form S-1, filed July 14, 2014

Dear Sirs;

We have acted as special counsel to First Fixtures, Inc. (the “Company”), a corporation incorporated under the laws of the State of Nevada, in connection with the filing, on or about July 14, 2014, of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) of 2,500,000 shares of the Company’s common stock, consisting of 2,500,000 shares of common stock for sale by the Company (the “Registered Shares”).

We have examined the originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations  as we have deemed relevant and necessary as the basis for the opinions set forth below.  In our examination,  we have assumed the genuineness  of all signatures, the authenticity  of all documents submitted  to us as originals,  and the conformity  to authentic  original documents  of all documents  submitted  to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares are duly authorized and that the shares will, when sold, be legally issued, fully paid and non-assessable.

We  have  made  such  inquiries  with  respect  thereto  as  we  consider  necessary  to  render  this  opinion  with  respect  to  a  Nevada corporation.  This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not represent that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Sincerely,

/s/ Andrew J. Befumo
Partner, Befumo & Schaeffer, PLLC